EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION
(Dollars in thousands except per share earnings)



						Year Ended June 30,
				      --------------------------------------
				      1995            1994            1993
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DATA AS TO EARNINGS:
Income (loss) before
cumulative effect of a
change in accounting for
income taxes                        $ (5,001)       $ (1,618)        $ 3,992
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Cumulative effect of a
change in accounting for
income taxes                        $    ---        $    ---         $ 4,149
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DATA AS TO NUMBER OF
COMMON SHARES:

Average number of common shares
and common share equivalents
(Exhibit 11)                      15,039,391      15,013,125     14,992,194

Additional shares assuming
full dilution                      6,570,078       5,005,490      5,005,128
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Average number of common shares
assuming full dilution            21,609,469      20,018,615     19,997,322
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EARNINGS PER COMMON SHARE ASSUMING
FULL DILUTION (1996 and 1995 - ANTIDILUTIVE):

Income (loss) before
cumulative effect of a
change in accounting
for income taxes                    $   (.23)        $   .08        $   .20

Cumulative effect of a
change in accounting
for income taxes                         ---             ---            .21
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Net Income (Loss)                   $   (.23)        $   .08        $   .41
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